Exhibit 107
Calculation of Filing Fee Tables
Form
424(b)(2)
(Form Type)
State Street Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Floating Rate Senior Notes due 2028	457(r)	$300,000,000	100.0%	$300,000,000	0.00015310	$45,930.00	—	—	—	—

Fees to Be Paid	Debt	Fixed-to-Floating Rate Senior Notes due 2028	457(r)	$700,000,000	100.0%	$700,000,000	0.00015310	$107,170.00	—	—	—	—

Fees to Be Paid	Debt	4.834% Senior Notes due 2030	457(r)	$ 1,000,000,000	100.0%	$1,000,000,000	0.00015310	$153,100.00	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$2,000,000,000		$306,200.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$306,200.00

(1)
The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $2,000,000,000.